John Sperzel appointed as President and CEO of Chembio Diagnostics

MEDFORD, N.Y., March 14, 2014 -- Chembio Diagnostics, Inc. (Nasdaq:CEMI) a leader in point-of-care ("POC") diagnostic tests for infectious diseases, today announced the appointment of John Sperzel as President and CEO, effective March 13, 2014.

An experienced senior executive in both private and public companies, Mr. Sperzel comes to Chembio with an outstanding record of accomplishments. His career includes over 25 years in the In Vitro Diagnostic market with extensive experience in Point of Care (POC) testing.

Most recently, Mr. Sperzel served as President and CEO of International Technidyne Corporation (ITC), a privately-held POC diagnostic company. While at ITC, he led a corporate turnaround which won the 2012 "Most Dramatic Transformation" award among Warburg Pincus-owned Healthcare companies. He also led the acquisition of Accriva Diagnostics (Accumetrics), which strengthened ITC's leadership position in POC Cardiovascular diagnostics.

Previously, Mr. Sperzel served as President at Axis-Shield where he built a successful commercial team that delivered rapid revenue growth in the United States POC market. He also held senior leadership positions at Bayer Diagnostics (Siemens Dx), Instrumentation Laboratory, and Boehringer Mannheim Diagnostics (Roche Dx).  Mr. Sperzel graduated from Plymouth State College in New Hampshire, with a B.S. in Business Administration/Management. He currently serves as an advisor to the board of the Diagnostic Marketing Association.

"We are delighted to welcome John as CEO at Chembio. His experience, leadership and drive for success will be important as we position Chembio for future growth" said Dr. Barbara DeBuono, the Chairperson of Chembio's CEO Search Committee and a member of its Board of Directors.

"I am excited to lead Chembio as President and CEO," said Mr. Sperzel. "Chembio has a history of innovation in POC Infectious Disease testing and a consistent track record of revenue growth. I look forward to building a strong Chembio brand and providing quality products and services to our global customers and partners."

Mr. Sperzel succeeds Lawrence A. Siebert, who has served the company as CEO for over ten years.  In September 2013 Mr. Siebert announced his plan to retire from Chembio.

Mr. Siebert has resigned as Chief Executive Officer and a director of the company and entered into a six-month consulting agreement with the Company in order to support the leadership transition.  Mr. Siebert has indicated his appreciation of and gratitude for the hard work, loyalty and commitment of Chembio's employees, the stewardship of the board, and the support of all stakeholders.

"Chembio also is extremely fortunate to have benefited from the dedication, leadership and vision of Larry Siebert for so many years.  The Company is deeply indebted to Larry, and we wish him all the best," stated Dr. DeBuono.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 200 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485. For more information, please visit: www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

CONTACTS:                          Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

                                                         Vida Strategic Partners (investors)
Stephanie C. Diaz
                                     (415) 675-7401
sdiaz@vidasp.com